                                                                    Exhibit 2.11

                                                                  EXECUTION COPY


                            STOCK PURCHASE AGREEMENT

          This STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made as of November 3, 2000 by and among Journeycraft, Inc., a New York corporation ("Journeycraft"), Journeycraft's parent corporation, Xceed Inc., a Delaware corporation ("Xceed"), 488 Performance Group, Inc., a New York corporation ("NEW PERFORMANCE"), and Werner G. Haase ("HAASE"), an individual and principal shareholder of New Performance.

                                    RECITALS:

          A. Journeycraft owns the assets and liabilities comprising its "Performance Group" business located at 488 Madison Avenue, New York, New York 10022, which is more particularly described on EXHIBIT A attached hereto (the "NEW YORK PG BUSINESS");

          B. Xceed owns one hundred percent of the issued and outstanding capital stock of Journeycraft (the "JOURNEYCRAFT STOCK");

          C. Xceed owns the assets and liabilities comprising its "Performance Group" business located at 255 Trinity Avenue, Atlanta Georgia 30303 and more particularly described on Exhibit A hereto (the "ATLANTA PG BUSINESS");

          D. Xceed desires to transfer all of its Journeycraft Stock to New Performance and to enter into certain other agreements with New Performance for
(i) the "Purchase Price" (as defined below), (ii) the release of certain claims against Xceed of each of the "PG EMPLOYEES" (as defined below), (iii) the assumption by New Performance of certain liabilities of Xceed related to the PG Business; and (iv) certain other agreements of New Performance and Haase, all upon and subject to the terms and satisfaction of the conditions more particularly hereinafter set forth; and

          E. In contemplation of Xceed's transfer of the Journeycraft Stock to New Performance, Xceed and Journeycraft desire to effect a transfer and assignment of assets pursuant to which Xceed will transfer and assign the New York PG Business and Atlanta PG Business (collectively, the "PG BUSINESS") assets held by it to Journeycraft and Xceed will retain the non-PG Business assets held by it.

          NOW, THEREFORE, in consideration for the foregoing recitals and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                    SECTION 1

          Transfer of Assets and Assumption of Liabilities; Transfer of Stock

          1.1 CERTAIN DEFINED TERMS. Unless otherwise expressly defined herein, the following capitalized terms used in this Agreement shall be defined as follows:

          "Atlanta Lease" means that certain Lease Agreement dated June 30, 1997 by and between Brenda Issac (the "LANDLORD") and Xceed Motivation Atlanta, Inc., as Tenant, pertaining to the Atlanta PG Business located at 255 Trinity Avenue, Atlanta, Georgia 30303.

          "Contract" means any contract, agreement, arrangement or other understanding or agreement, whether oral or written, to which Journeycraft or Xceed is a party (whether or not legally bound thereby), together with all obligations with respect to the payment and performance thereof and with respect to any breach thereof.

          "Equipment Lease" means any lease of equipment or other tangible personal property.

          "Intellectual Property" means any patent, patent application, discovery which may be patentable, trademark, service mark, copyright (registered or unregistered) and any registration or application for registration thereof (including derivative works or other revisions thereof), work of authorship, mask work, computer software, data, database, code segment, algorithm, object, routine, template or documentation, trade secret or other confidential information, other intellectual property right, license or right to royalties, damages or payments under and with respect to all of the foregoing, and the goodwill symbolized by the foregoing and connected therewith.

          "Madison Lease" means that certain Lease Agreement dated April 25, 1993 between Journeycraft and 488 Madison Avenue Associates, as amended pertaining to Journeycraft's office space located at 488 Madison Avenue, New York, New York 10022.

          "Personal Property" means any equipment, furniture, supplies, marketing collateral, and other tangible personal property (exclusive of any Intellectual Property).

          "Purchase Documents" means this Agreement, the Assignment Agreement, and the other agreements, documents, or instruments executed or delivered in connection therewith.

          "PG Receivable" means any account receivable, whether or not earned by the performance of any service or the sale or delivery of any goods, with respect to customer accounts for the PG Business.

          "PG Stock Transfer" means the transfer and sale of the Journeycraft Stock by Xceed to New Performance.

          "Xceed Asset Transfer" means the transfer and sale of certain assets relating to the PG Business by Xceed to Journeycraft as provided herein.

          1.2 TRANSFER OF XCEED HELD PG ASSETS AND RETENTION OF NON-PG ASSETS BETWEEN XCEED AND JOURNEYCRAFT. In contemplation of Xceed's transfer of the Journeycraft Stock to New Performance, Xceed and Journeycraft agree as follows with respect to the "Xceed Held PG Assets" (as defined below):

               (a) TRANSFER OF XCEED HELD PG ASSETS. Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Closing, Xceed, without representation or warranty of any kind, agrees to convey, transfer, assign and deliver to Journeycraft, and Journeycraft agrees to, acquire, and take assignment and delivery from Xceed, of all right, title and interest of Xceed, if any, in and to all assets, properties, and rights of Xceed (exclusive of the Xceed retained Assets) that are owned or leased and used in the PG Business, including, without limitation, those assets that are specified in the following paragraphs (collectively the "XCEED HELD PG ASSETS") (each of the references to a "PG SCHEDULE" in this Section 1.2 below shall mean and be a reference to the correspondingly numbered schedule attached to the Assignment Agreement (as defined herein), each of which is incorporated herein by this reference thereto):

                    (i) the Personal Property of the Atlanta PG Business described on PG SCHEDULE 1(a)(i);

                    (ii) the PG Receivables related to the Atlanta PG Business described on PG SCHEDULE 1(a)(ii);

                    (iii) the Atlanta Lease, a copy of which is attached on PG
          SCHEDULE 1(a)(iii);

                    (iv) the Equipment Leases related to the Atlanta PG Business described on PG SCHEDULE 1(a)(iv);

                    (v) the Contracts of the Atlanta PG Business described on PG Schedule 1(a)(v); and

                    (vi) the Employment Agreements (the "PG EMPLOYMENT AGREEMENTS") of the employees of Xceed listed on PG SCHEDULE 1(a)(vi) (the "PG EMPLOYEES").

               (b) ASSUMPTION OF PG LIABILITIES. Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Closing, Journeycraft and New Performance jointly and severally shall assume and hereby agrees to pay, perform and discharge, when due, those debts, liabilities, obligations and commitments of Xceed which are described below (the "JOURNEYCRAFT ASSUMED LIABILITIES") (each of the references to a "PG SCHEDULE" in this Section 1.3 below shall mean and be a reference to the correspondingly numbered schedule attached to the Assignment Agreement, each of which is incorporated herein by this reference thereto):

                    (i) all accounts payable, accrued expenses, and other liabilities described on PG SCHEDULE 1(b)(i);

                    (ii) all accrued salaries, wages, and vacation pay with respect to the PG Employees;

                    (iii) all obligations and liabilities with respect to the PG Employees and the PG Employment Agreements, the Atlanta Lease, and the other Contracts comprising part of the Xceed Held PG Assets;

                    (iv) all post closing liabilities and obligations of Journeycraft and Xceed under and pursuant to that certain Asset Purchase Agreement dated July 31, 2000 by and among Journeycraft, Xceed, Nurit Kahane Haase, and Journey Corp. .Com (the "JOURNEY CORP. ASSET SALE AGREEMENT") with the exception of the obligations and rights set forth in Section 1.3.1, 1.3.2 and 1.3.3 thereof, which shall be retained by Xceed; and

                    (v) all post closing obligations of Xceed under and pursuant to that certain Agreement and Plan of Merger dated effective as of April 29, 1999 by and among X-Ceed Motivation Atlanta, Inc., Brenda G. Isaac ("Isaac") and Xceed (the "Atlanta Merger Agreement"), except that pursuant to Section 1.10 Xceed shall issue and deliver the appropriate shares of Xceed common stock, if any, due pursuant to that certain letter dated March 29, 1999 from Haase to Isaac delivered in connection with the foregoing described merger (the "LETTER AGREEMENT"); and

                    (vi) all other debts, liabilities, obligations and commitments arising under or owing in connection with the Xceed Held PG Assets transferred to Journeycraft hereunder.

               (c) XCEED RETAINED ASSETS. Notwithstanding anything in Section 1.2(a) or the description of the Xceed Held PG Assets to the contrary, the following assets, properties, rights, and businesses are expressly excluded from the Xceed Asset Transfer under this Agreement and the Assignment Agreement and are expressly excluded from the Xceed Held PG Assets (the "XCEED RETAINED ASSETS"): (i) all rights and claims of Xceed under the Journey Corp. Asset Sale Agreement (including, without limitation, the rights to receive payments under Sections 1.3.1 and 1.3.3 thereof)); (ii) all rights and claims of Xceed under the Atlanta Merger Agreement; (iii) $2,000,000 in cash collected from PG Receivables; (iv) all of the assets, properties, rights, or business of Xceed not expressly connected with the PG Business; (v) all assets of Xceed that are utilized in an overall corporate or administrative manner in connection with the totality of Xceed's operations; (vi) all rights to the Haase Note (as defined herein) pending purchase of same pursuant to Section 1.7(e); and (vii) all of the assets, properties, rights, or business of Xceed (including, without limitation, all associated Intellectual Property), of every kind and description, not expressly enumerated on the PG Schedules. In addition to and in furtherance of the foregoing retention of the Xceed Retained Assets, upon the terms and subject to the conditions set forth in this Agreement, effective as of the Closing Date and immediately prior to the effectiveness of the PG Stock Transfer, Journeycraft, without representation or warranty of any kind, agrees to convey, transfer, assign and deliver to Xceed, and Xceed agrees to acquire, and take assignment and delivery from Journeycraft, of all right, title and interest of Journeycraft in and to all assets, properties, and rights of Journeycraft with the exception of the following (Journeycraft Retained Assets"):

                    (i)   the Xceed Held PG Assets;

                    (ii) the Personal Property of the PG Business described on PG SCHEDULE 1(c)(ii);

                    (iii) the PG Receivables described on PG SCHEDULE 1(c)(iii);

                    (iv)  the Madison Lease;

                    (v) the Equipment Leases of the PG Business described on PG SCHEDULE 1(c)(v);

                    (vi) all other assets of the PG Business reflected on the Closing Balance Sheet, including, without limitation, all cash and cash equivalents, all "excess program costs over billings" and all prepaid expenses; and

                    (vii) All right and title to the "Performance Group" name and all goodwill associated therewith.

Notwithstanding any provision of this Agreement to the contrary, the parties agree that it is the intention of the parties hereto that upon consummation of the transaction contemplated hereby, Journeycraft will own the PG Business and all assets and liabilities related thereto and that Xceed will own all assets of Xceed and Journeycraft not comprising a part of the PG Business. The parties agree to do all reasonable and necessary acts following closing hereunder to give effect to such intent.

          1.3. TRANSFER OF THE JOURNEYCRAFT SHARES TO NEW PERFORMANCE. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Xceed, without representation or warranty of any kind (other than those provided in Section 4.1 hereof), agrees to convey, transfer, assign and deliver to New Performance, and New Performance agrees to purchase, acquire, and take assignment and delivery from Xceed, of all right, title and interest of Xceed in and to the Journeycraft Stock. Upon the terms and subject to the conditions set forth in this Agreement, from and after the Effective Date, New Performance agrees to cause Journeycraft to pay, perform and discharge, when due, Journeycraft's debts, liabilities, obligations and commitments.

          1.4. PURCHASE PRICE. At the Closing and subject to any adjustment in accordance with Section 1.5:

               (a) Journeycraft and New Performance shall assume the Journeycraft Assumed Liabilities as provided in Section 1.2(b); and

               (b) New Performance shall issue and deliver to Xceed a non-interest bearing promissory note in the principal amount of THREE MILLION SIX HUNDRED THOUSAND DOLLARS ($3,600,000), subject to adjustment in accordance with Section 1.6 (the "Purchase Price"), in the form attached hereto as EXHIBIT B (the "NOTE") (which shall provide for, among other terms specified therein, for payment in equal quarterly installments of $300,000 commencing ninety (90) days after the Closing Date and shall be secured by a first priority pledge in favor of Xceed of one hundred percent (100%) of the capital stock of New Performance and Journeycraft pursuant to the Stock Pledge Agreement in the form attached hereto as EXHIBIT C) (the "PLEDGE AGREEMENT").

          1.5. CLOSING DATE BALANCE SHEET.

               (a) PREPARATION. Xceed shall prepare and deliver to New Performance by November 20, 2000 a balance sheet for the PG Business prepared consistent with Xceed's standard month-end closing procedures and dated as of the October 31, 2000 (the "CLOSING BALANCE SHEET"). The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles and shall be prepared in substantially the manner used to prepare the September 30, 2000 balance sheet of the PG Business annexed hereto as Exhibit H (the "9-30 BALANCE SHEET") and the audited balance sheets of Xceed for its fiscal year ended August 31, 2000, except that the assets and liabilities shall be only the assets and liabilities of Journeycraft.

               (b) DISPUTE RESOLUTION. If New Performance in good faith disagrees with the Closing Date Balance Sheet, then New Performance shall notify Xceed in writing (the "NOTICE OF DISAGREEMENT") of such disagreement within thirty (10) days after delivery of the Closing Date Balance Sheet to New Performance. The Notice of Disagreement shall set forth in detail the basis for the disagreement and New Performance's computation of the Closing Date Balance Sheet. Thereafter, New Performance and Xceed shall attempt in good faith to resolve and finally determine the Closing Date Balance Sheet. If New Performance and Xceed are unable to resolve the disagreement within twenty (20) days after delivery of the Notice of Disagreement, then Xceed and New Performance shall select a mutually acceptable, independent accounting firm (such accounting firm being hereinafter referred to as the "INDEPENDENT ACCOUNTANT") to resolve the disputed items and make a determination of the Closing Date Balance Sheet based thereon. Such determination will be made, and written notice thereof given to Xceed and New Performance, within sixty (60) days after such selection. The Independent Accountant's recalculation of the Closing Date Balance Sheet shall be final, binding and conclusive upon the parties hereto and no party shall have any right to contest such resolution. The scope of such firm's engagement (which shall not be an audit) shall be limited to the resolution of the items contained in the Notice of Disagreement, and the recalculation, if any, of the Closing Date Balance Sheet in light of such resolution. The authority of the Independent Accountant to resolve disputes shall be limited to determining whether or not the Closing Date Balance Sheet was prepared in accordance with the requirements of Section 1.6(a). The fees, costs and expenses of Xceed relating to the preparation of the Closing Date Balance Sheet shall be borne by Xceed. The fees, costs and expenses of the Independent Accountant, if any, selected in accordance with this Section 1.5(b) will be shared equally by Xceed and New Performance.

          1.6 PURCHASE PRICE ADJUSTMENT. Upon final determination of the Closing Date Balance Sheet, if net assets as shown on the Closing Date Balance Sheet are less than $0, then the principal balance of the Note shall be reduced by an amount equal to such shortfall (the "Purchase Price Reduction") up to a maximum amount equal to the Note. The Purchase Price Reduction shall be applied to reduce principal installments on the Note in the order of their maturity. If net assets as shown on the Closing Date Balance Sheet exceed $0, then such excess shall be added to the principal balance of the Note and the installment payments on the Note shall be adjusted in the inverse order of maturity within ten (10) business days of final determination of the Closing Date Balance Sheet.

          1.7 AGREEMENTS OF HAASE. As additional consideration for the PG Stock Transfer, Haase hereby agrees as follows:

               (a) Haase shall execute and deliver to Xceed at Closing the Haase Severance Agreement in the form attached hereto as EXHIBIT E (the "HAASE SEVERANCE AGREEMENT").

               (b) All of Haase's rights to purchase Common Stock of, or any other equity interest in, Xceed pursuant to any vested or unvested option, grant, agreement, or other right, regardless of whether issued to Haase in his capacity as an employee or a member of the Board of Director of Xceed or in any other capacity, shall be terminated in all respects as of Closing with the exception of Haase's right to purchase 43,750 shares of Common Stock pursuant to the option grant attached hereto as EXHIBIT F (the "SURVIVING OPTION").

               (c) Haase shall not, either directly or indirectly, sell or in any manner dispose (except upon death) of any of the shares of Common Stock of Xceed directly, indirectly or otherwise beneficially held by Haase for a period of one hundred and eighty (180) days from and after the Closing Date.

               (d) In recognition of Haase's services as the Chief Executive Officer of Xceed through August 31, 2000, Haase shall execute, and provide reasonable assistance in connection with the preparation of, Xceed's annual report on Form 10-K for the year ending August 31, 2000 and all necessary and related collateral documents provided (i) that the Scott Mednick, in his capacity as Chairman, also executes same and
          (ii) that Xceed has corrected any material misstatements of facts or omissions identified by Haase.

               (e) At Closing, New Performance shall cause a third party to purchase from Xceed for $100,000 cash (by same day electronic transfer or in otherwise immediately available funds) that certain promissory note payable owed by Haase to Journeycraft in the original principal amount of $1,247,483.15, together with all obligations of Haase related to such promissory note including all obligations for payment of accrued interest (the "Haase Note").

          1.8. COOPERATION OF JAMES EDWARDS. New Performance agrees that until the earlier to occur of (i)December 1, 2000 or (ii) completion of Xceed's audited financial statements for its fiscal year ending August 31, 2000, New Performance shall not hire Mr. James Edwards and shall no take any actions intended to cause Mr. Edwards to leave the employ of Xceed. Notwithstanding the foregoing, Xceed agrees to make Mr. Edwards services available to New Performance for not more than one business day per week to assist New Performance with its accounting needs. New Performance shall pay to Xceed a per diem fee of $750 for the services of Mr. Edwards.

          1.9 ISSUANCE OF XCEED COMMON STOCK UNDER LETTER AGREEMENT. In accordance with the Letter Agreement and the requirements of the Atlanta Merger Agreement, New Performance and Haase shall cause to be delivered to Xceed, and each shall represent as accurate, a statement setting forth the proper calculation of any shares of Xceed common stock due to Brenda Isaac pursuant to the Letter Agreement. Within thirty (30) days of receipt of same, Xceed shall have the right to audit the books and records of New Performance and/or Journeycraft or any successor in interest thereto relative to the calculation of any such shares due to Isaac. Thereafter, and upon Xceed's reasonable satisfaction with said calculation, Xceed shall cause to be issued such number of shares of common stock of Xceed, if any, as is properly due Isaac.

          1.10. TAX MATTERS. All sales and transfer taxes, recording charges, and similar taxes and charges, incurred in connection with the PG Stock Transfer shall be borne by New Performance.

                                    SECTION 2
                                     Closing

          2.1 CLOSING. The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place as soon as practicable after satisfaction or waiver of all conditions set forth herein, but regardless shall be deemed effective as of November 1, 2000. The Closing shall occur at the offices of Xceed Inc., 233 Broadway, New York, New York 10279, or at such other time and place as the parties shall mutually agree (the date on which such closing occurs being herein referred to as the "CLOSING DATE").

          2.2 DELIVERIES BY JOURNEYCRAFT AND XCEED. At the Closing, Journeycraft and Xceed shall deliver to each other, duly and properly executed, the following:

               (a) the Assignment and Assumption Agreement in the form attached hereto as EXHIBIT G evidencing Xceed's assignment of the Xceed Held PG Assets and Journeycraft's assumption of the Journeycraft Assumed Liabilities, subject to the terms and conditions set forth herein and therein (the "ASSIGNMENT AGREEMENT"); and

               (b) the Lease Assumption Agreement by and among Xceed, Landlord, Journeycraft, and New Performance relating to the Atlanta Lease in the form attached hereto as EXHIBIT H (the "LEASE ASSUMPTION").

          2.3 DELIVERIES BY XCEED TO NEW PERFORMANCE. At the Closing, Xceed shall deliver to New Performance, duly and properly executed, the following:

               (a) the certificates representing all of the Journeycraft Shares which are represented by certificates, endorsed or accompanied by documents of assignment or other documents sufficient to transfer legal and beneficial ownership of the Journeycraft Shares represented by the certificates to New Performance, and evidence that all the Journeycraft Shares which are not represented by certificates have been registered in the name of, or otherwise transferred to, New Performance.

               (b)  Xceed's acknowledgement of the Lease Assumption;

               (c) an Employee Severance Agreement in the form of EXHIBIT I attached hereto (a "SEVERANCE AGREEMENT") with respect to each Employee;

               (d)  the Haase Severance Agreement; and

               (e) a certificate of the Chief Executive Officer and Secretary of Xceed certifying (i) true and correct copies of Xceed's Certificate of Incorporation and By-laws; (ii) true and correct copies of resolutions authorizing the Purchase Documents; and (iii) true names and incumbency of certain officers of Xceed.

          2.4 DELIVERIES BY NEW PERFORMANCE AND HAASE. At the Closing, New Performance and/or Haase, as applicable, shall deliver to Xceed, duly and properly executed, the following:

               (a)  the Assignment Agreement;

               (b) a Severance Agreement from each of Employees (exclusive of Haase who shall deliver the Haase Severance Agreement);

               (c)  the Haase Severance Agreement;

               (d)  the Lease Assumption;

               (e)  the Note;

               (f)  the Pledge Agreement; and

               (g) a Certificate of the Chief Executive Officer and Secretary of New Performance, certifying (i) true and correct copies of the Certificate of Incorporation and Bylaws of New Performance, (ii) a true and correct copy of resolutions authorizing the Purchase Documents, and (iii) the names and incumbency of the officers of New Performance.

         2.5 SURVIVAL OF CERTAIN TERMS. Notwithstanding the satisfaction of the conditions hereof and the closing of the transactions contemplated by this Agreement, Section 4, Section 5, Section 7 and Section 8 shall survive such closing.

                                    SECTION 3
                           Conditions; Effective Date

          3.1 CONDITIONS. The closing of the transactions contemplated hereby shall be subject to the following conditions:

               (a) the execution and delivery by each of the parties hereto of each of the Purchase Documents to which it is a party;

               (b) the execution and delivery by each of the Employees of the Severance Agreements, with the exception of Brenda Isaac;

               (c) the execution and delivery of the Atlanta Lease Assumption by New Performance, and the Landlord;

               (d) consummation of the purchase of the Haase Note as contemplated in Section 1.7(e); and

               (e) completion of all necessary corporate actions by Xceed, including Board approval, to consummate the transaction contemplated by this Agreement

          3.2 EFFECTIVE DATE. The PG Stock Transfer shall occur at such time as all of the conditions precedent set forth in Section 3.1 are satisfied, but the parties agree that the effective date ("Effective Date") of the PG Stock Transfer and all liabilities and rights associated with the transaction contemplated hereby shall be November 1, 2000.

                                    SECTION 4
                         Representations and Warranties

          4.1 REPRESENTATIONS OF XCEED. Xceed hereby represents and warrants to New Performance as of the date hereof, as follows:

               (a) Xceed: (i) is a corporation duly organized and validly existing under the laws of the State of Delaware; (ii) has the power and authority to own its property and to carry on its business as now conducted or as presently contemplated; and (iii) has the power and authority to execute, deliver and perform this Agreement and the Purchase Documents to which it is a party.

               (b) The execution, delivery and performance by Xceed of each of this Agreement and the other Purchase Documents to which it is a party: (i) have been duly authorized by all requisite corporate action on the part of Xceed, including any requisite approval of its board of directors; and (ii) do not violate any provision of law, the Certificate of Incorporation or Bylaws of Xceed, or any applicable order of any court or other governmental agency.

               (c) Each of this Agreement and the other Purchase Documents to which Xceed is a party constitutes a legal, valid and binding obligation of Xceed, enforceable against Xceed in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors' rights generally and to moratorium laws from time to time in effect and to the extent that such enforcement is subject to the principles of equity in a proceeding at law or in equity.

               (d) As of the date of execution of this Agreement and through the Closing Date, all cash generated upon receipt of payment of accounts receivable reflected in the 9-30 Balance Sheet, or of accounts receivable generated by the PG Business since September 30, 2000, have been applied to pay obligations of the PG Business, except that Xceed shall retain from such receipts an amount equal to $2,000,000.

          4.2 REPRESENTATIONS OF NEW PERFORMANCE AND HAASE. Each of New Performance and Haase jointly and severally hereby represent and warrant to Xceed, as of the date hereof, as follows:

               (a) New Performance: (i) is a corporation duly organized and validly existing under the laws of the State of New York; (ii) has the power and authority to own its property and to carry on its business as now conducted or as presently contemplated; and (iii) has the power and authority to execute, deliver and perform this Agreement and the Purchase Documents to which it is a party.

               (b) The execution, delivery and performance by New Performance of this Agreement and the other Purchase Documents to which it is a party: (i) have been duly authorized by all requisite corporate action on its part, including any requisite approval of its board of directors and stockholder; and
(ii) do not violate any provision of law, the certificate of incorporation or bylaws of New Performance, or any applicable order of any court or other governmental agency.

               (c) Each of this Agreement and the other Purchase Documents to which New Performance and/or Haase is a party constitutes a legal, valid and binding obligation of New Performance and/or Haase, as applicable, enforceable against New Performance or Haase, as applicable, in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors' rights generally and to moratorium laws from time to time in effect and to the extent that such enforcement is subject to the principles of equity in a proceeding at law or in equity.

               (d) Haase represents that the Balance Sheet dated as of September 30, 2000 attached hereto as Exhibit J has been prepared in accordance with generally accepted accounting principles and is true and accurate in all material respects.

                                    SECTION 5
                                    Covenants

          5.1 INDEMNIFICATION. (a) Subject to Closing, from and after the Effective Date, each of Journeycraft, New Performance, and Haase shall indemnify, on a joint and several basis, Xceed, together with its officers, directors, stockholders, employees, and agents (collectively the "XCEED PARTIES") from and against any and all causes of action, losses, liabilities, damages, costs, or expenses (including reasonable attorneys' fees) incurred by any of the Xceed Parties, including, without limitation, both third-party and direct claims, arising out of or in connection with: (i) the failure of New Performance to assume, pay, perform and discharge the Journeycraft Assumed Liabilities and the failure of Journeycraft to pay, perform and discharge its liabilities; (ii) the ownership, operation or control of the Journeycraft and New Performance from and after the Effective Date; (iii) breach of any warranty, representation or covenant herein by Haase and/or New Performance; (iv) any liability incurred by Xceed after the Effective Date and relating to the PG Business. To the extent any claim for indemnity is made pursuant to this Section
5.1 against Haase, Haase's liability shall be limited to One Million One Hundred Seventy-Three Thousand Dollars ($1,173,000), except in the case of a claim for indemnity arising out of a breach of the representation included in Section 4.2(d) or any liability arising out of the failure of Journeycraft and/or New Performance to satisfy and properly discharge the Journeycraft Assumed Liabilities and the liabilities of Journeycraft reflected on the 9-30 Balance Sheet and/or the Closing Balance Sheet.

               (b) Xceed shall indemnify New Performance together with its officers, directors, stockholders, employees and agents (collectively, the "New Performance Parties") from and against any and all causes of action, losses, liabilities, damages, costs or expenses incurred by the New Performance Parties arising our of or in connection with the breach by Xceed of any warranty of Xceed set forth in Section 4.1.

          5.2 SURVIVAL OF REPRESENTATIONS; EXCLUSIVE REMEDY; AND LIMITATION OF LIABILITY.

               (a) SURVIVAL OF REPRESENTATIONS. The representations and warranties contained in this Agreement and the other Purchase Documents shall survive the Closing.

               (b) LIMITATION OF LIABILITY. Each of Journeycraft, Xceed, New Performance and Haase hereby agrees that, absent actual fraud and exclusive of claims made by any third party, no party hereto shall be liable for any special, consequential, indirect or similar damages.

          5.3 EXISTING LITIGATION. Notwithstanding any other provision of this Agreement, neither New Performance, Haase nor Xceed shall have any obligation solely as a result of having entered into this Agreement to indemnify the other for any claims arising out of that certain litigation commenced in United States District Court of the Southern District of New York and captioned "Brenda Isaac, Plaintiff against Xceed, Inc., McLaughlin & Stern, LLP, Werner G. Haase, and Richard J. Blumberg, Defendants" or out of the facts and circumstances giving rise to such litigation.

          5.4  INDEMNIFICATION PROCEDURES.

               (a) THIRD PARTY CLAIMS. If a claim by a third party arises as to which any party is entitled to indemnification hereunder, the party entitled to indemnification (the "INDEMNIFIED

PARTY") shall endeavor to advise the other party (the "INDEMNIFYING PARTY") of the claim within five (5) business days after receipt of a summons, or within twenty (20) business days after receipt of other written communication giving information as to the nature of the claim, by the Indemnified Party, provided that failure to so notify shall not limit the Indemnified Party's right to indemnification under Section 5.1 unless such failure materially prejudices the ability of the Indemnifying Party to defend such third party claim. The Indemnifying Party shall not be liable or responsible for any expenses which are incurred by the Indemnified Party before such notice has been given to the Indemnifying Party, nor bound by any settlements made by the Indemnified Party before such notice. The Indemnifying Party shall, within the lesser of twenty
(20) days after receipt of notification of the claim from the Indemnified Party or five (5) days before an answer is required to be filed, advise the Indemnified Party whether the Indemnifying Party will undertake the defense of such claim on behalf of the Indemnified Party and, if so, shall specify the name of the attorney who will handle the matter, which attorney shall be reasonably satisfactory to the Indemnified Party and shall not have any present or potential conflict in representing the interests of both parties. If the Indemnifying Party timely notifies the Indemnified Party that it will undertake the defense of such claim and agrees that it is legally obligated to indemnify the Indemnified Party hereunder and shall thereafter diligently provide such defense, such counsel shall have control of the defense, but the Indemnified Party may participate in the defense with its own counsel paid for by the Indemnified Party, and the Indemnified Party shall not settle or compromise such claim without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnifying Party fails timely to advise the Indemnified Party that it will undertake the defense of such claim on behalf of the Indemnified Party, fails to agree that it is legally obligated to indemnify the Indemnified Party hereunder or fails diligently to pursue such defense, then the Indemnified Party may undertake the defense of such claim with its own counsel and may settle or compromise such claim in its sole discretion, all at the expense of the Indemnifying Party.

               (b) DIRECT CLAIMS. Any indemnifiable claim hereunder by a party hereto and that is not a claim by a third party shall be asserted by the Indemnified party by promptly delivering notice thereof to the Indemnifying party, provided that failure to so notify shall not limit the Indemnified Party's right to indemnification under Section 5.1 unless such failure materially prejudices the ability of the Indemnifying Party to remedy such claim.

                                    ARTICLE 6

                                    Covenants

          6.1 ENTITY NAME. It is expressly understood that the assets of Journeycraft will not include the right to use the "Xceed" name or any derivations thereof. Accordingly, New Performance shall immediately discontinue all uses of the "Xceed" name and any and all derivations thereof, including, without limitation, the name "X-Ceed," in connection with the PG Business or otherwise.

          6.2 PERFORMANCE GROUP NAME. It is expressly understood and agreed that in acquiring the Journeycraft Shares, New Performance is acquiring all trademark and/or service mark rights, if any, to use the name "Performance Group" in connection with the PG Business. Accordingly, Xceed shall immediately discontinue all trademark and/or service mark uses of the "Performance Group" name in connection with its business.

          6.3  EMPLOYMENT ISSUES.

               (a) OFFER OF EMPLOYMENT. Subject to and in accordance with the provisions of this Section 6.3, New Performance agrees to, effective upon the Closing, offer full-time employment to all of the Employees on terms and conditions no less favorable than the terms and conditions of their employment relationship with Journeycraft and/or Xceed, as applicable. Schedule 6.3(a) describes as to each such Employee the terms of his or her employment with Xceed. New Performance agrees to hire all of the Employees who accept such offer. Each Employee who accepts employment with New Performance upon the Closing is hereinafter referred to as a "TRANSFERRED EMPLOYEE."

               (b) TRANSITION. The employment of the Transferred Employees by Journeycraft or Xceed, as applicable, shall end effective as of the close of business on the day before the Closing Date and the employment of the Transferred Employees by New Performance shall commence at 12:01 a.m. on the Closing Date.

               (c) BENEFITS FOR TRANSFERRED EMPLOYEES. New Performance shall use reasonable efforts to permit Employees who accept employment from New Performance, effective as of the Closing Date, to participate in and roll-over their retirement funds into New Performance's applicable benefit plans, if any. New Performance shall use reasonable efforts to provide coverage for Transferred Employees under New Performance's benefit plans and programs, as applicable, as of 12:01 a.m. on the Closing Date. New Performance shall give each Transferred Employee credit for such Transferred Employee's years of most recent continuous service (including time during approved leaves of absences of less than twenty-six (26) weeks) with Journeycraft or Xceed, as applicable, for purpose of determining participation and benefit levels under all of the vacation policies and benefit plans and programs of New Performance, as applicable, unless otherwise prohibited by law or the terms of any of such benefit plans and programs, and shall give each Transferred Employee credit for any accrued vacation time to which each Transferred Employee would be entitled immediately prior to the Closing under Xceed's current vacation policy.

          6.4. COLLECTION OF ACCOUNTS. Xceed agrees to cooperate with New Performance to allow New Performance to collect all accounts receivable of the PG Business from and after November 1, 2000. In furtherance of the foregoing, Xceed agrees that to the extent that it receives any payments on account of accounts receivable, contracts, contract rights, notes, drafts or other form of obligation owing to the PG Business from and after November 1, 2000, it shall receive such payments in trust for the benefit of New Performance and it shall immediately deliver such payments to New Performance in the same form received, endorsed or otherwise assigned by Xceed where necessary to permit the collection of such items. Furthermore, Xceed agrees that, to the extent any such payment is received from and after November 1, 2000 by New

Performance owing to the PG Business which requires an endorsement or other action by Xceed to permit New Performance to collect such items, Xceed shall cooperate fully with New Performance by providing such endorsements or taking such other necessary action to permit collection within three (3) business days of New Performance's request. The parties hereto further agree that to the extent that checks have been received by the PG Business in payment of accounts receivable owing to the PG Business and such checks have not been deposited for collection, such checks shall be endorsed to New Performance on the Closing Date. New Performance likewise agrees that to the extent it receives any payments on account of accounts receivable, contracts, contract rights, notes, drafts or other form of obligation owing to Xceed and not the PG Business, it shall receive such payments in trust for the benefit of Xceed and it shall immediately deliver such payments to New Performance in the same form received. Notwithstanding the foregoing, in the event the closing of the transactions contemplated by this Agreement does not occur, New Performance shall fully account to Xceed for all such accounts receivable and other payments turned over to New Performance in accordance with this Section 6.4.

                                    SECTION 7
                                   Tax Matters

          7.1. TAX RETURNS. Xceed will be responsible for the preparation and filing of all tax returns for Xceed for all periods as to which tax returns are due after the Closing date (including the consolidated returns for Xceed which include the Atlanta operations of the PG Business and Journeycraft for any period ending on or before the Closing date). Xceed will make all payments required with respect to any such tax return.

          7.2. TERMINATION OF TAX SHARING AGREEMENTS. Any agreement between Xceed and Journeycraft regarding allocation or payment of taxes or amounts in lieu of taxes shall be deemed terminated at and as of the Closing and shall have no effect with respect to Journey craft for any period thereafter.

          7.3. TAX RETURNS POST CLOSING. New Performance will be responsible for the preparation and filing of all tax returns for the Journeycraft and for the Atlanta operations of Performance Group for all periods as to which tax returns are due after the Closing (other than taxes with respect to periods for which the consolidated returns of Xceed will include the Atlanta operations and the operations of Journeycraft). New Performance will make all payments required with respect to any such tax return, provided however, that Xceed will reimburse New Performance and currently therewith to the extent any payment New Performance is making relates to the operations of Journeycraft and for the Atlanta operations of Performance Group for any period ending on or before the Closing Date.

          7.4. 338 ELECTION. At the option of New Performance, the parties hereto will cooperate in the preparation and filing of an election under Code
Section 338(h)(10) with respect to the sale of the Journeycraft Stock hereunder, and take all such action as is required in order to give effect to the election for state, local, and foreign tax purposes to the greatest extent permitted by law.

          7.5. ALLOCATION. The parties agree to allocate the purchase price (and all other capitalizable costs) among the acquired assets for all purposes in accordance with the allocation schedule attached hereto as Exhibit K.

                                    SECTION 8
                            Miscellaneous Provisions

          8.1 ENTIRE AGREEMENT. This Agreement, together with the Exhibits incorporated by reference herein and the other Purchase Documents, shall constitute the entire agreement between and among the parties relating to the subject matter hereof and, without limiting the foregoing, supersedes in its entirety that certain document agreement entitled "Terms of Sale of Performance Group" among the parties dated October 11, 2000. There are no terms, obligations, covenants, representations, statements, or conditions other than those contained herein, in such Exhibits, and in the other Purchase Documents. No variation or modification of this Agreement or waiver of any of the terms or provisions hereof shall be deemed valid unless made in a writing signed by all parties hereto.

          8.2 HEADINGS. The headings appearing at the beginning of the numbered sections hereof have been inserted for convenience only and do not constitute any part of this Agreement.

          8.3 GOVERNING LAW; JURISDICTION; VENUE. This Agreement shall be considered as having been made in the United States of America and shall be construed and the respective rights of the parties determined in accordance with the laws of the State of New York. Each party hereto agrees that any legal action or proceeding arising hereunder shall be brought either in federal or state courts located in the State of New York and irrevocably submit themselves to the jurisdiction of those courts.

          8.4 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery, or first-class mail, certified or registered with return receipt requested, or by commercial overnight courier and shall be deemed to have been duly given upon hand delivery, delivery by commercial overnight courier to the address specified below, or deposit in the U.S. mail as provided above, addressed as follows:

               (a)  If to Xceed:
                    Xceed Inc.
                    640 North LaSalle Street
                    Suite 590
                    Chicago, Illinois 60610
                         Attention: Richard R. Dennerline,
                                    Chief Legal Officer
                         Telephone: 312.360-6587
                         Telecopy:  312.360-6575

               (b)  If to New Performance

                           488 Madison Avenue

                    New York, New York 10022
                         Attention: Werner Haase
                         Telephone: 212. 758.4572
                         Telecopy:  212.688. 3434

               (c) To such other address as to which notice is provided in accordance with this Section.

          8.5 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and its successors and assignees permitted hereunder. No party hereto shall assign this Agreement, except (i) in a sale of all or substantially all of the assets or equity shares of such party to, or through a merger or dissolution of such party into, another entity which agrees in writing to be bound by this Agreement or (ii) to a greater than fifty percent (50%) owned affiliate of such party which agrees in writing to be bound by this Agreement

          8.6 SEVERABILITY. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

          8.7 THIRD-PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit nor confer any rights or remedies on any person other than the parties hereto and their respective heirs, successors and legal representatives.

          8.8 BROKERS. Xceed represents to New Performance that there are no brokers or finders entitled to any brokerage or finder's fee or other commission or fee based upon arrangements made by or on behalf of such party or any other person in connection with this Agreement or any of the transactions contemplated hereby. New Performance represents Xceed that no broker or finder is entitled to any brokerage or finder's fee or other commission or fee based upon arrangements made by or on behalf of New Performance in connection with this Agreement or any of the transactions contemplated hereby.

          8.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original hereof, but all of which together shall constitute one and the same instrument.

        [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT IMMEDIATELY FOLLOWS]

                  [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

          IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed as of the day and year first above written.

                                        JOURNEYCRAFT, INC.


                                        By: /s/ Werner G. Haase
                                            ---------------------------------
                                            Werner G. Haase, President

                                        XCEED INC.


                                        By: /s/ Howard A. Tullman
                                            ---------------------------------
                                            Howard A. Tullman, Chief Executive
                                            Officer

                                        488 PERFORMANCE GROUP, INC.


                                        By: /s/ Werner G. Haase
                                            ---------------------------------
                                            Werner G. Haase, Chief Executive
                                            Officer


                                            /s/ Werner G. Haase
                                            ---------------------------------
                                            Werner G. Haase, individually

          ACKNOWLEDGEMENT AND CONSENT

          Journey Corp. .Com, a New York corporation ("Journeycorp.", and its principal shareholder, Nurit Kahane Haase, join in the execution of this Agreement for the sole purpose of acknowledging and consenting, to the extent required by the Journey Corp. Asset Sale Agreement, to the consummation of the transaction contemplated hereby and hereby releases Xceed from any obligations which have been assumed by Journeycraft and/or New Performance hereunder, otherwise owing to Journeycorp under the Journey Corp. Asset Sale Agreement.

                                        JOURNEY CORP. .COM


                                        By:/s/ Nurit Kahane Haase
                                           ---------------------------------
                                           Nurit Kahane Haase, President


                                           /s/ Nurit Kahane Haase
                                           ---------------------------------
                                           Nurit Kahane Haase, individually and
                                           as principal shareholder of
                                           Journey Corp. .com

                               FIRST AMENDMENT TO
                            STOCK PURCHASE AGREEMENT

          This FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this "AMENDMENT") is made as of November 6, 2000, by and among Journeycraft, Inc., a New York corporation ("Journeycraft"), Journeycraft's parent corporation, Xceed Inc., a Delaware corporation ("Xceed"), 488 Performance Group, Inc., a New York corporation ("NEW PERFORMANCE"), and Werner G. Haase ("HAASE"), an individual and principal shareholder of New Performance.

                                    RECITALS:

          A. The parties hereto entered into that certain Stock Purchase Agreement as of November 3, 2000, (the "PURCHASE AGREEMENT") pursuant to which Xceed has agreed to transfer and sell all of the outstanding capital stock of Journeycraft to New Performance for the consideration stated therein.

          B. The parties desire to amend the Purchase Agreement in connection with the closing of the transaction contemplated thereunder.

          C. Capitalized terms used in this Amendment shall have the meaning set forth in the Purchase Agreement, unless otherwise specifically defined herein.

          NOW, THEREFORE, in consideration for the foregoing recitals and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

          1. AMENDMENT TO NEW PERFORMANCE'S OBLIGATION TO DELIVER EMPLOYEE SEVERANCE AGREEMENTS.

          Paragraph (c) of Section 2.3 of the Purchase Agreement is hereby deleted.

          Paragraph (b) of Section 2.4 of the Purchase Agreement is hereby amended and restated to read as follows: "(b) an Employee Acknowledgment in the form attached as EXHIBIT A to the First Amendment from each of the PG Employees (exclusive of Haase who shall deliver the Haase Severance Agreement and Isaac)."

          2. ADDITIONAL DEFINITIONS. Section 1.1 of the Purchase Agreement is hereby amended to add the following new definitions in alphabetical order thereunder:

               "EMPLOYEES" means the PG Employees.

               "FIRST AMENDMENT" means that certain First Amendment to Stock Purchase Agreement dated November 6, 2000 among the parties hereto.

               "PG EMPLOYEES" means all of the employees of the PG Business.

          3. AMENDMENT TO DATE FOR DELIVERY OF CLOSING BALANCE SHEET. The first sentence of Section 1.5(a) is hereby amended to delete the first sentence thereof and replace same with the following:

               "Xceed shall prepare and deliver to New Performance by November 24, 2000 a balance sheet for the PG Business prepared consistent with Xceed's standard month-end closing procedures and dated as of the October 31, 2000 (the "CLOSING BALANCE SHEET")"

          4. EXPANDED INDEMNIFICATION RELATING TO CLAIMS BY PG EMPLOYEES. The first sentence of Section 5.1(a) is hereby amended to add a new subsection (v) immediately following the existing subsection (iv) as follows:

               "; and (v), with the exception of Brenda Isaac (an employee of the Atlanta PG Business) any liability incurred by Xceed with respect to any PG Employee that would have been released or otherwise not actionable had such PG Employee executed the form of Employee Severance Agreement attached hereto as EXHIBIT I."

          5. NO OTHER MODIFICATIONS. Except as expressly set forth in this Amendment, the Purchase Agreement, as written, shall remain in full force and effect in accordance with its terms and is hereby ratified and confirmed in all respects.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

                                       JOURNEYCRAFT, INC.


                                       By: /s/ Werner G. Haase
                                           --------------------------------
                                           Werner G. Haase, President

                                       XCEED INC.


                                       By: /s/ Howard A. Tullman
                                           --------------------------------
                                           Howard A. Tullman, Chief Executive
                                           Officer

                                       488 PERFORMANCE GROUP, INC.


                                       By: /s/ Werner G. Haase
                                           ----------------------------------
                                           Werner G. Haase, Chief Executive
                                           Officer


                                              /s/ Werner G. Haase
                                           ---------------------------------
                                           Werner G. Haase, individually

          ACKNOWLEDGEMENT AND CONSENT:


                                       JOURNEY CORP. .COM


                                       By: /s/ Nurit Kahane Haase
                                           ----------------------------------
                                           Nurit Kahane Haase, President


                                              /s/ Nurit Kahane Haase
                                           ------------------------------------
                                           Nurit Kahane Haase, individually and
                                           as principal shareholder of Journey
                                           Corp..com